Beijing  YiYueQiJi Technology Development Co., Ltd.

and the AMS-INT ASIA LIMITED restructuring agreement

Party A:  Mr. Su Jin Xing Zhibin Mr. (Mr.SU Jin,; Mr.XING Zhibin) (hereinafter referred to as the target company shareholders)

Address:  Xicheng District, Beijing Drum Tower West Street before the Machang alley 60; Liang Ma Qiao Road, Chaoyang District, Beijing on the 3rd Liangmamingju A16B

Party B:  ShenZhen AMS Inc

Address: FangDa Bldg 1002, Shenzhen NanShan Sci Tech Park, Shenzhen, China

Target Company: Beijing  YiYueQiJi Technology Development Co., Ltd.

Registered Address: Room 1607, West Point Road Blue Castle International Center, Chaoyang District, BeijingAddress: Beijing Chaoyang District, West Da Wang Road, Blue Castle International Centre, Room 1607,

WHEREAS:

1, Beijing  YiYueQiJi Technology Development Co., Ltd. (hereinafter referred to as "Target Company") is registered by Mr. Su Jin Xing Furrer (Mr.SU Jin, Mr.XING Zhibin), (hereinafter referred to as the shareholders of the Target Company), in 2009 as a limited liability company, with a focus on smart phones and electronic reading devices doing business in  product development and sales. The registration  office is: Room 1607, West Point Road Blue Castle International Center, Chaoyang District, Beijing with existing staff of 19 people, including 12 software personnel, hardware, 4, 3 of Financial Executives. As of December 31, 2010 the total investment of about 3.5 million yuan.

Scope of business: the combination of product development and sales of smart phones and electronic reading devices

The main products: MID Hybrid device Shubook and its associated software

      Patented technologies:

201,010,103,808.40 turn off the power to display limited information display device and method

201,020,105,847.30 a dual-screen e-book reading devices

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201,020,105,840.10 a swinging operation of e-book reading devices

201,020,105,836.50 an e-book reading devices for the back of the operation

201,020,105,838.40 a flip off the screen of the dual-screen e-book reading devices

201,030,102,887.80 an electronic reading device

201,020,127,423.70 the hinge structure of an electronic device

201,030,102,887.80 electronic reading device

201,020,105,847.30 a dual-screen e-book reading devices

201,020,105,838.40 a flip off the screen of the dual-screen e-book reading devices

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2, the target company doesn’t have any liabilities (bank loans, external security, personal loans, accounts payable), overdue wages and benefits, debts and legal disputes;

3, Party A owns 100% of the target company's equity share, and Party A has the Power to dispose of the exercise of 100% of the shares of the Target Company.

4, Party B has a plan to complete the reverse merger to seek a go public offering  on OTCC market with a new issuing  price of $ 0.16 per share , it is a wholly owned foreign entity company with AMS-Int Asia as , a HongKong company, the parental company.

5, B has completed investment due diligence of target companies with the findings to its satisfaction.

6. Party A agrees to have target company’s 100% of the operations and revenue rights to be transferred to Party B.  Party B provides exclusive management and services to the target company with the management.  Party B agrees that the transferee of the aforementioned interests.

Accordingly, the A, B and the two sides after full and friendly consultation, reached the following merger agreement provided for to abide by:

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First, Equity Transfer

 1.1 The signed formal option agreement governs Party B ‘s 100% interest of the target company and all other written or oral agreement of both parties as the transactions of the agreement to be reached,  shall abide by with this Agreement.

1.2 Party A agrees to the terms and conditions of this Agreement, will be a 100% interest in its legal owner of the target company are transferred to Party B; Party B agrees to the terms and conditions of this Agreement, the transferee of the aforementioned shares.

1.3 related to the share transfer price and payment conditions and other matters related to Article IV of this Agreement have been expressly agreed, no other agreement will be signed

Second,  Transaction and Business Operation Terms

    2.1 for better control of both transaction costs and risks of mutual agreement by both parties, the transaction disposable. After both parties have signed this agreement, both parties on the transaction the subject of total (ie 100% interest in the target company) one-time transfer deadline is December 30, 2011, in special cases, the two parties signed the supplemental agreement, convention; .

2.2 by both parties to consider, in consultation before the target company has signed cooperation agreement to continue to perform research and development of the stability of the team, after the signing of this agreement the target company's name and address of the office in China temporarily make changes.

    2.3 Agreement signed after the execution, the target company's management commissioned by Party members are responsible for the target company's daily operation and management, and in accordance with the unified arrangement of Party B assigned to the objectives and tasks of the target company.

Third, the transaction price

B on the restructuring of the target company's value, 3.1 Agreement by both parties consult together as a 10.5 million yuan.

3.2 Party A warrants that the premise of the following Section 3.2.1, 3.2.2,3.2.3,3.2.4 and 3.2.5 the terms of the transactions under this Agreement, the price of 10.5 million yuan.

3.2.1 Target Company B recognized audit firms auditing R & D investment __350_ ten thousand yuan in 2010, (the price of 3.5 million yuan);

3.2.2 existing products: MID Hybrid device Shubook and its related software products, customer acceptance, the China market and overseas markets;

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 3.2.3 Patents: 10 invention, utility model, the appearance of technology patents, and patent protection in 10 years (the price of 7 million yuan);

3.2.4 Finance: the target company does not have any liabilities (bank loans, external security, personal loans, accounts payable), overdue wages and benefits, or debt;

 3.2.5 Law: the target company does not have any legal disputes ('not yet been indicted or potential);

3.3 If the target company in the September 30, 2011 B audit up to less than the above five provisions of the Agreement, Party B shall have the right to request Party:

3.3.1 refund the price: refund 3.2.1 to three terms of stock price;

3.3.2 debt repayment: repayment owed for the period of its operation and management of all debt and liabilities;

3.3.3 liability: bear management period and all legal disputes arising from legal liability.

3.4 in the following circumstances, if the target company in the September 30, 2011 B audit reach more than five terms of requirements, Party A shall be relieved from its responsibility:

3.4.1 Force Majeure: this Agreement by either party in case of non-beyond the control of the subject matter, resulting directly or indirectly cause any delay or failure to perform this Agreement part or all of the terms in this range can be relieved from its responsibility. Such subject matter, including but not limited to: natural disasters, war, embargo, sanctions, financial panic, prohibit the import or export, a major customer changes, or other similar or not similar to the above reasons, not the party or both parties beyond our control. Written notice of force majeure, shall be the affected party to be served on the other party a reasonable speed;

3.4.2 Party B shall fulfill the responsibility of this Agreement during the period, failed to timely and effectively enough to mention the terms of the security conditions required to complete this agreement, including but not limited to: investment in the necessary human resources, financial security, leading to products can not be in-time production, customer satisfaction, reduce;

 Fourth, the transaction price to pay

 4.1 The two sides agreed: Party B shall pay to the owner as the transfer of 100% stake in the target company issued 10.5 million shares of common stock.

4.2 A and B after the two sides signed the Equity Transfer Agreement entered into force, the employer shall organize in the technology of the target company by September 30, 2011 summary of assets and financial accounts; Party written notice to Party B according to U.S. GAAP financial auditing firm to complete the target company's financial audit, if not the major technological asset defects, financial vulnerability and contingent liabilities, Party B will be issued 1050 new shares of stock delivered to Party

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A or Party specified shareholders; shareholders need to provide its legal identity and confirm that the Party's shareholders to prove; specific stocks traded arrangements (including trading volume and time) to be signed an agreement with B's other shareholders.

Fifth, the audit review

 5.1 The two sides signed this equity transfer agreement, arrange the target company in the Party completion of technical assets, financial and legal finishing internal review, the Party arranging the audits, and B licenses, finance, assets, contracts,  and all original certificate and technical documentation.

5.2 In this Agreement, the financial audit results show that if the target company to this Agreement 3.2.1, 3.2.2, 3.2.3, 3.2.4 and 3.2.5 of the basic requirements, Party B is obliged to implement the agreement, otherwise all legal and audit costs borne by Party B; If the audit of the target company for less than this Agreement 3.2.1,3.2.2,3.2.3,3.2.4 and 3.2.5 the basic requirements, Party B is entitled unconditionally abandon the restructuring act, does not assume any liability.

6, the legal procedures for the handover and the exclusive management

6.1 A and B both sides confirmed that the audit is completed, Party B written confirmation of the date of the stock issued to the Party for the handover date.

6.2 since the date of the handover date, Party B shall transfer all of the following information and work together to properly handle the work with the B

Handover:

6.2.1 Target Company true and complete list of assets and financial statements;

6.2.2 product design, product specifications, production process all the technical information and to ensure that the information should be true, accurate,

Complete;

6.2.3 of sales channels, customer information and not to fulfill a completed sales contract and the rights under the Agreement;

6.2.4 raw material supply channels and the details of the raw material suppliers;

6.2.5 The raw materials and finished goods inventory;

6.2.6 trademark, proprietary technology and patents.

6.3 Since the transition date, the date of the B board of directors to appoint and assign a new member of the board of directors of the target company, management team and

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Personnel stationed in the target companies to participate in management, administration work, in principle, to maintain the original management team remain unchanged.

6.4 apply for the Hong Kong law requires the transfer of the equity transfer and registration costs incurred and borne by the Target Company in accordance with relevant laws and regulations.

6.5 Any party fails to fulfill its obligations according to the agreement shall be deemed breach of contract, in accordance with the provisions of Article VIII of this Agreement held liable for breach.

Seven, the two sides commitment and equity pledge

7.1 The legal qualifications

7.1.1 Party to ensure that the target company set up in accordance with China and Hong Kong law and validly existing, has its business license, normal legitimate business required all government approvals, certificates and permits.

7.1.2 Party A guarantees that the interest is transferred to Party B under this Agreement, Party A legal hold or have been fully authorized to have the legal right to dispose; Party to ensure that this transfer of rights have not set any form of guarantees and other the right to limit the transfer of equity from the recourse of any third party, otherwise, Party A shall bear the resulting economic and legal responsibilities.

7.1.3 The two sides have the necessary powers to the conclusion and performance of the agreement, and to ensure that the agreement legally binding on both sides; signed by both parties to fulfill the agreement has received all the necessary authorization has received the two sides have signed this agreement on behalf of authorized to sign this agreement and legally binding.

7.2 Financial matters

7.2.1 Party has been the target company financial information and financial statements of comprehensive, true and accurate disclosure to the B side, and to ensure that assets and liabilities of the companies involved in this agreement is true, complete, exhaustive, and there is no misleading statements .

7.2.2 Party A has never been the condition of the assets of the company's trading position or business prospects to Party B to make any false or misleading statements.

7.3 The assets of the company

7.3.1 Party to ensure that the target company does not involve a material adverse impact of any pending, may occur in the target company for one or more of the target company and its property is bound, the target company to fulfill its obligations under this Agreement litigation, arbitration, administrative punishment or other legal proceedings.

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7.3.2 Party A shall ensure that in addition to the target company, any third party for all of the assets of the target company does not exist any other rights, does not exist any potential right to dispute or disputes, nor is there any administrative, judiciary to force on these assets acquisition, seizure, requisition, and the development of the proposal, notices, orders, decisions and judgments.

7.3.3 Party A promises to take full responsibility for the completion of the transfer of shares, the target company before the transfer procedures or contingent liabilities, overdue wages and benefits, no tax evasion.

7.4 Contract

7.4.1 Party A statement before the signing of this Agreement has B to inform and show all about the target company is fulfilling the contract to be performed.

7.4.2 In addition to the contract described in the preceding paragraph, the target company does not exist any other obligations or unusual, non-normal transactions, contracts, agreements, etc..

7.5 Party A commitment to the Party I and the target company's core technical staff (see attached list) to remain after completion of the equity transfer and delivery of assets procedures Party B, and within three years without the approval of Party B shall not unauthorized leave, shall not directly or indirectly engaged in or part-time competition with Party B all business.

7.6 Party A promises in the target control of the company handed over to the B side will actively cooperate with the work of Party B, to ensure the smooth transition of the target company, and B need to maintain the stability of the technical and operational backbone.

7.7 Party A warrants that, after the signing of this Agreement to the date of change of the target company shareholders, the target company is no longer any investment, debt, external security, asset sale and purchase behavior.

7.8 Party A warrants that the production and operation of the target company to comply with the requirements of the relevant laws and regulations in China and Hong Kong before the transition date.

7.9 Party B promises, after the completion of the share transfer, Party A may appoint a director to the B board of directors to participate in major decisions.

7.10 Party B is committed to continue to use the target company's name and office address, in accordance with the provisions of the unified salary standard of the existing target company to ensure that the wages of existing key personnel of the target company after the reorganization is complete, the B would be injected into the working capital 3 million as the company's liquidity.

Eight, liability for breach of contract

The two sides formally signed the Equity Transfer Agreement ":

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   8.1 any party within ten (10) days after the commitments made in this Agreement and to ensure that inaccurate or party in violation of the obligations under this Agreement by the other party written notice not taken effective remedial measures, the defaulting party should be on its breach under this Agreement 8.2 Article of the agreed liability.

8.2 Any party to the agreement shall be breach of this Agreement to the observant party to pay liquidated damages for breach of contract 5 percent of the base bid price of gold-based transactions.

8.3 If Party B in the target company after the completion of the restructuring agreement breach of contract, resulting in the transaction can’t be performed, Party B has the responsibility of Party A written notice is received ten (10) days, the repeal of the Restructuring Agreement, the rights and interests of the target company 100% return of the Party required the cost borne by Party B, according to relevant laws and regulations.

Nine, applicable law and dispute solution

9.1 Agreement and the compliance with applicable laws of China, and explained in accordance with the laws of China.

9.2 Party A and Party B arising from this Agreement or relating to this Agreement disputes should be resolved through friendly consultations way. Within 60 days from the date of the dispute has arisen, still can not resolve the dispute, any party entitled to the dispute to the courts of Shenzhen China to draw litigation.

X. Other

10.1 before this equity transfer and delivery of assets in accordance with the relevant provisions of the public disclosure of the involvement of both the share transfer and delivery of assets, all matters covered by this Agreement are confidential obligation on any party personnel leak caused the consequences should bear all the responsibility.

10.2 If any one or more provisions in this Agreement to any applicable law be deemed invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement will not subject to any impact or effect will not be weakened.

10.3 The original agreement in triplicate, copy held by Party A, Party B holds 2 copies of each of the original has the same legal effect. The issues covered in this Agreement by both parties through consultation.

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The two sides signed:

Party A:

(Signature)

Party B: AMS Shenzhen

(Signature) Plenipotentiary:

Target Company: Beijing  YiYueQiJi Technology Development Co., Ltd.

(Seal)

Time of signing: June 30, 2011

Signed at: Beijing, China

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